Exhibit 99.10

ISSN 1718-8369

Volume 8, number 6	January 31, 2014

AS AT OCTOBER 31, 2013

Highlights for October 2013

❑	Budgetary revenue in October amounts to $5.5 billion, up $402 million compared to last year. Own-source revenue amounts to $4.1 billion while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $5.6 billion, up $182 million compared to last year.
❑	Debt service stands at $732 million, up $81 million compared to last year.
❑	A deficit of $582 million on consolidated budgetary transactions was posted for October 2013, compared with a deficit of $604 million for October 2012.
❑	Taking the $84 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $666 million for October 2013.

On the basis of the cumulative results as at October 31, 2013, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.8 billion. As announced in the November 2013 Update on Québec’s Economic and Financial Situation, a budget deficit of $2.5 billion is expected for fiscal year 2013-2014.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

						Update on Québec’s
						Economic and
						Financial Situation
	October		April to October			November 2013
							Forecast
							Growth
	2012	2013	2012-2013		2013-2014	2013-2014%
BUDGETARY REVENUE
Own-source revenue	3 903	4 133	29 007	[1]	29 680	53 187	2.6
Federal transfers	1 243	1 415	8 708		9 614	16 619	5.8
Total	5 146	5 548	37 715		39 294	69 806	3.3
BUDGETARY EXPENDITURE
Program spending	- 5 403	- 5 585	- 35 516		- 36 624	- 63 825	2.5
Debt service	- 651	- 732	- 4 518		- 4 950	- 8 583	10.5
Total	- 6 054	- 6 317	- 40 034		- 41 574	- 72 408	3.4
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	257	137	858		579	215	—
Health and social services and education networks	- 25	- 34	- 109		- 119	- 113	—
Generations Fund	72	84	484		581	1 069	—
Total	304	187	1 233		1 041	1 171	—
Exceptional loss-closing of the Gentilly-2 generating station	—	—	- 1 805		—	—	—
SURPLUS (DEFICIT)	- 604	- 582	- 2 891		- 1 239	- 1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 72	- 84	- 484		- 581	- 1 069	—
Exceptional loss-closing of the Gentilly-2 generating station [3]	—	—	1 805		—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 676	- 666	- 1 570		- 1 820	- 2 500	—

(1)	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.
(3)

Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT OCTOBER 31, 2013

Budgetary balance

❑            For the period from April to October 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.8 billion.

❑            For fiscal year 2013-2014 as a whole, the November 2013 Update on Québec’s Economic and Financial Situation forecasts a budget deficit of $2.5 billion.

Budgetary revenue

❑            From April 1 to October 31, 2013, budgetary revenue amounts to $39.3 billion, $1.6 billion more than as at October 31, 2012.

—           Own-source revenue stands at $29.7 billion, $673 million more than last year.

—           Federal transfers amount to $9.6 billion, up $906 million compared to October 31, 2012. They take into account $605 million stemming from the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $41.6 billion, an increase of $1.5 billion, or 3.8%, compared to last year.

For the first seven months of the fiscal year, program spending rose by $1 108 million, or 3.1%, and stands at $36.6 billion. The increase forecast for 2013-2014 in the November 2013 Update on Québec’s Economic and Financial Situation is 2.5%. Measures have been taken in order to meet the program spending growth objective for the fiscal year 2014.

—           The most significant changes are in the Health and Social Services ($633 million) and the Education and Culture ($339 million) missions.

Debt service amounts to $5.0 billion, up $432 million or 9.6 % compared to last year.

1              Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on 1 January 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 million was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 million, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the FINESSS, at the rate of $122 million per month.

Consolidated entities

❑            As at October 31, 2013, the results of consolidated entities show a surplus of $1 041 million. These results include:

—           a surplus of $579 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $581 million;

—           an $119 million deficit for the health and social services and the education networks.

Net financial requirements

❑            As at October 31, 2013, consolidated net financial requirements stand at $3.8 billion, a decrease of $134 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October			April to October
	2012	2013	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	3 903	4 133	230	29 007	[1]	29 680	673
Federal transfers	1 243	1 415	172	8 708		9 614	906
Total	5 146	5 548	402	37 715		39 294	1 579
BUDGETARY EXPENDITURE
Program spending	- 5 403	- 5 585	- 182	- 35 516		- 36 624	- 1 108
Debt service	- 651	- 732	- 81	- 4 518		- 4 950	- 432
Total	- 6 054	- 6 317	- 263	- 40 034		- 41 574	- 1 540
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	257	137	- 120	858		579	- 279
Health and social services and education networks	- 25	- 34	- 9	- 109		- 119	- 10
Generations Fund	72	84	12	484		581	97
Total	304	187	- 117	1 233		1 041	- 192
Exceptional loss-closing of Gentilly-2 generating station	—	—	—	- 1 805		—	1 805
SURPLUS (DEFICIT)	- 604	- 582	22	- 2 891		- 1 239	1 652
Consolidated non-budgetary requirements	- 286	- 949	- 663	- 1 073		- 2 591	- 1 518
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 890	- 1 531	- 641	- 3 964		- 3 830	134

(1)        Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change					Change
Revenue by source	2012	2013	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 016	1 262	24.2	10 485		10 917		4.1
Contributions to Health Services Fund	609	662	8.7	3 798		3 990		5.1
Corporate taxes	316	242	- 23.4	1 855		1 553		- 16.3
Consumption taxes	1 428	1 475	3.3	9 470		10 062		6.3
Others sources	210	156	- 25.7	1 135		949		- 16.4
Total own-source revenue excluding government enterprises	3 579	3 797	6.1	26 743		27 471		2.7
Revenue from government enterprises	324	336	3.7	2 264	[1]	2 209		- 2.4
Total own-source revenue	3 903	4 133	5.9	29 007		29 680		2.3
Federal transfers
Equalization	616	653	6.0	4 312		4 569		6.0
Protection payment	30	—	—	211		—		—
Health transfers	393	444	13.0	2 795		3 031		8.4
Transfers for post-secondary education and other social programs	121	124	2.5	873		896		2.6
Other programs	83	108	30.1	517		513		- 0.8
Subtotal	1 243	1 329	6.9	8 708		9 009		3.5
Harmonization of the QST with the GST – Compensation	—	86	—	—		605	[2]	—
Total federal transfers	1 243	1 415	13.8	8 708		9 614		10.4
BUDGETARY REVENUE	5 146	5 548	7.8	37 715		39 294		4.2

(1)        Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        In addition to this amount, $251 million is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April to October 2013 to $856 million.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 511	2 650	5.5	17 314	17 947	3.7
Education and Culture	1 506	1 477	- 1.9	9 180	9 519	3.7
Economy and Environment	530	580	9.4	3 105	3 153	1.5
Support for Individuals and Families	520	538	3.5	3 606	3 679	2.0
Administration and Justice	336	340	1.2	2 311	2 326	0.6
Total program spending	5 403	5 585	3.4	35 516	36 624	3.1
Debt service	651	732	12.4	4 518	4 950	9.6
BUDGETARY EXPENDITURE	6 054	6 317	4.3	40 034	41 574	3.8

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	October 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	1 023	84	35	704	2 008	—	3 854	- 2 076	1 778
EXPENDITURE
Expenditure	- 823	—	- 35	- 704	- 1 803	- 34	- 3 399	1 969	- 1 430
Debt service	- 166	—	—	—	- 102	—	- 268	107	- 161
TOTAL	- 989	—	- 35	- 704	- 1 905	- 34	- 3 667	2 076	- 1 591
RESULTS	34	84	—	—	103	- 34	187	—	187

	April to October 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	6 242	581	434	3 516	13 307	—	24 080	- 13 032	11 048
EXPENDITURE
Expenditure	- 4 690	—	- 434	- 3 516	- 12 501	- 119	- 21 260	12 403	- 8 857
Debt service	- 1 114	—	—	—	- 665	—	- 1 779	629	- 1 150
TOTAL	- 5 804	—	- 434	- 3 516	- 13 166	- 119	- 23 039	13 032	- 10 007
RESULTS	438	581	—	—	141	- 119	1 041	—	1 041

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie du Québec at 418 691-5698.

The report is also available on the Ministère des Finances et de l’Économie website: info@mfeq.gouv.qc.ca.